AGREEMENT FOR THE PURCHASE AND SALE OF ALL
         THE SUBSCRIBED SHARES IN THE CAPITAL OF


         Kuipers Centrum voor Kantoorefficiency B.V.


         between


         BT Office Products Nederland B.V.

         and

         Houdstermaatschappij Riezebeek B.V.

CONTENTS
                                                                            Page
Section  1        -        Purchase, Sale, Purchase Price                     4
Section  2        -        Transfer, Payment                                  4
Section  3        -        Acts in connection with the
                            Purchase and Sale of the Shares                   4
Section  4        -        Actions in connection with
                             the Transfer                                     4
Section  5        -        Warranties                                         6
Section  6        -        Breaches, Non-performance                          6
Section  7        -        Indemnification                                    8
Section  8        -        Non-competition clause                             9
Section  9        -        Confidentiality                                    9
Section 10        -        Other Agreements                                   9
Section 11        -        Security                                          10
Section 12        -        Final Provisions                                  11


Other documents:

                           Spousal Statements                                14
                           Translation Certification                         16

AGREEMENT FOR THE PURCHASE AND SALE OF SHARES


The undersigned:

1.   BT Office Products Europe B.V.
with its registered office and its principal place of business in Amsterdam. Represented in this matter by Mr. J.H. Pieterse and Mr. P.A. Van Alem, hereinafter referred to as: "Buyer";

2. Houdstermaatschappij Riezebeek B.V., with its registered office and its principal place of business in Zwolle, represented in this matter by Mr A.J. Riezebeek, hereinafter referred to as: "Seller";

3.a  Mr A.J. Riezebeek, residing in Zwolle;

3.b  Mr H. Riezebeek, residing in Laren (N-H); and

3.c Mr M. Riezebeek, residing in Washington DC (USA), represented in this matter pursuant to a power of attorney by Mr H. Riezebeek;

the undersigned under 3.a, 3.b and 3.c also to be referred to jointly hereinafter as: the "Shareholders".


WHEREAS:

(a) Seller holds all the subscribed shares in the capital of the close corporation with limited liability registered in Zwolle: Kuipers Centrum voor Kantoorefficiency B.V. (referred to hereinafter as: the "Company") consisting of 3,000 common shares, each with a nominal value of NLG 100 (hereinafter: the "Shares").

(b) Messrs. A.J. Riezebeek, H. Riezebeek and M.Riezebeek indirectly hold the entire subscribed share capital of Seller.

(c) Buyer and Seller have implemented the provisions of Chapter II of the SER merger conduct rules. No objections have been voiced on the part of the trade unions. The works council of the Company and the central works council of the Distribution sector of N.V. Koninklijke KNP BT have, on 9 December 1996 and 2 December 1996, respectively, issued a positive and unconditional recommendation with respect to the proposed acquisition.

(d) Buyer, Seller and the Shareholders have reached agreement concerning the acquisition of the Shares, subject to the following terms, conditions and warranties.

AGREE AS FOLLOWS :

Section 1 - Purchase, sale, purchase price

1.1 Seller hereby sells the Shares to Buyer, who hereby purchases the Shares from Seller.
1.2 The purchase price for the Shares (hereinafter: the "Purchase Price") amounts to NLG 38,000,000.- (in words: thirty-eight million guilders).

Section 2 - Transfer, payment

2.1 The shares shall be transferred on the date this Agreement is signed (hereinafter: the "Transfer Date"). Economically, the transfer shall be deemed to have been realized on 31 December 1996 at 24.00 hours.

2.2 The transfer of the Shares occurs by means of a notarial deed of transfer in accordance with the draft attached as Schedule 1 to this Agreement, to be executed by civil law notary G.W.Ch. Visser in Amsterdam or his deputy.

Seller is aware that civil law notary G.W.Ch. Visser works at Loeff Claeys Verbeke, the firm of the external legal counsel of Buyer. With reference to sections 9 and 10 of the "Guidelines on the formation of working relationships by civil law notaries themselves and with attorneys" as established by the board of the Koninklijke Notariele Broederschap, Seller hereby expressly agrees that in the matter of this Agreement and any agreements ensuing herefrom, as well as in the matter of any disputes arising therefrom, Buyer will obtain counsel from Loeff Claeys Verbeke.

2.3 The Purchase Price shall be paid by Buyer on the Transfer Date by means of a telephone transfer of funds to bank account number 16.07.29.440 at Cooperatieve Rabobank Zwolle e.o. B.A. Upon receipt of the Purchase Price in the aforementioned bank account, Seller shall be deemed to have granted Buyer full and final discharge for same.

Section 3 - Acts in connection with the purchase and sale of the Shares

Seller and the Shareholders shall, at the request of Buyer, sign any and all documents required to promote the execution of this Agreement, and Seller and the Shareholders shall furthermore do whatever may reasonably be required from them in connection therewith.

Section 4 - Documents to be produced in connection with the transfer
On the Transfer Date Buyer shall deliver the following documents to Seller (or procure such delivery):

(a) a statement by Riezebeek Beheer B.V. that, effective as per 1 July 1997, or with the consent of Buyer, per another date (hereinafter: the "Resignation Date", it shall resign as registered managing director of the Company, that the existing management agreement shall terminate effective as per the Resignation Date and that it shall claim no compensation of any kind in the matter;

(b) a statement of the sole incumbent supervisory director of the Company, Mr J. Steffens, that he (i) grants his approval to the transaction as described in this Agreement and (ii) shall retire as supervisory director of the Company effective as per the Transfer Date and that he shall claim no compensation of any kind in the matter;

(c) the positive recommendation of the works council of the Company as stated in the preamble under (c);

(d) a transcript of the shareholders register of the Company, with a note of the transfer of the Shares to Buyer;

(e) documents evidencing (i) that Rabobank and De Nationale Investeringsbank have released the Company from its joint and several liability for the obligations of Seller, the Shareholders and the companies associated with them pursuant to the loans, known to parties, provided by Rabobank and De Nationale Investeringsbank, (ii) that Seller, the Shareholders and the companies associated with them have waived any rights of redress in regard of the liability referred to under (i), (iii) that Rabobank and De Nationale Investeringsbank have released Seller, the Shareholders and the companies associated with them from their joint and several liability for the obligations of the Company pursuant to the loans provided to the Company, and (iv) that the Company has waived any rights of redress in regard of the liability referred to under (iii);

(f) the bank guaranty as referred to in Section 11 of this Agreement;

(g) statements signed by Mrs Reintje Christina Riezebeek-Huisman and Mrs Debra Lynne Riezebeek-Shriber in connection with the provision in Section 88 Book 1 of the Dutch Civil Code;

(h) a transcript of the request for termination as per 1 January 1997 of the existing fiscal unity for VAT purposes;

(i) statements by Apple Computer Benelux B.V., Grote Beer, Exact Holding B.V. and Compaq Computer B.V. evidencing that said suppliers shall not invoke the change of control clause in the relevant agreements in connection with the Share transfer.

If the documents referred to above under (e) are not available on the Transfer Date, Seller and Buyer shall make serious efforts to arrive as soon as possible after the Transfer Date at a termination of all financial cross-connections between, on the one hand, the Company and, on the other hand, Seller, the Shareholders and the companies associated with them, all such furthermore without prejudice to the provision in Clause 7.

If one or more of the statements of consent mentioned above under (i) are not available on the Transfer Date, Buyer and Seller shall determine in mutual consultation whether it is nevertheless established to a sufficient extent that the transfer of the Shares for said suppliers does not give cause to cancel the existing agreements.

Section 5 - Warranties

5.1 Seller warrants vis-a-vis Buyer that the representations listed in Schedule 2 under the heading "Warranties" are each severally correct and complete on the Closing Date and on the Transfer Date.

5.2 The warranties within the meaning of section 5.1 serve to establish an allocation of risks between Seller and Buyer in case a warranty proves to be incorrect or incomplete.

The investigation conducted by Buyer and the information provided to Buyer and its advisors by Seller and the Shareholders do not in any way discharge Seller of its duties by virtue of the warranties within the meaning of section 5.1, insofar as this Agreement does not expressly state otherwise.

Without prejudice to the previous two paragraphs, Buyer hereby declares that it does not even at the time of the closing of this Agreement have the concrete intention to bring a claim under the warranties contained in Schedule 2.

5.3 Seller and the Shareholders are not aware of any facts or circumstances which have not been brought to the attention of Buyer in this Agreement or the schedules with it of which it must be assumed that cognizance of same by Buyer would have influenced the willingness of Buyer to buy the Shares, the amount of the Purchase Price and/or the terms, conditions and warranties as contained in this Agreement.

Section 6 - Breaches, non-performance

6.1.     a.     In the event of a breach of any warranty provided by Seller, within the meaning of Section 5.1 (hereinafter: a "Breach") or in the event of any non-fulfillment by Seller of any other obligation under this Agreement, Seller shall hold Buyer harmless with due observance of the provisions of this
Section 6, all such without prejudice to the statutory rights to which Buyer is otherwise entitled.

The damage attributable to Seller as a consequence of a Breach or non-fulfillment of any other obligation under this Agreement (hereinafter: the "Damage") is hereby fixed at the amount that is necessary to put Buyer - or, at the option of Buyer, the Company - in the position that would have existed if the Breach or non-fulfillment had not occurred.

         b. In the event of a Breach of the warranty as listed in Schedule 2 under number c.2.b., the Damage shall be set at an amount which equals:

         5 x (the difference between the Operating Income and NLG 5 million).

"Operating Income# is defined in the warranty as contained in Schedule 2 under number C.2b.

         c.    In the event of a Breach of the  Warranty as contained in
Schedule 2 under number F.5, the damage to be compensated shall be determined and settled in the manner provided for in Section 10.6.

         d. To avoid any misunderstanding it is noted that the Damage to be compensated by Seller also includes the costs incurred by Buyer for the purpose of the prevention, limitation and/or determination of the Damage and the costs of obtaining payment of the Damage, including in all cases the costs of external advisors called in by Buyer.

6.2 Notwithstanding the provisions of section 6.3, the liability of Seller for Breaches is effective as from the Transfer Date:

        (a) for an unlimited period of time regarding the warranties listed in Schedule 2 under numbers A.1 through A.4. and B.1 through B.4.
(regarding the Company and the Shares);

        (b) until six months after the lapse of the statutory period in which assessments, additional assessments, additional levies and/or penalties can be imposed with respect to the warranties listed in Schedule 2 under numbers E.1. through E.5. (regarding Taxes);

        (c) until 15 months after the Transfer Date as regards the other warranties listed in Schedule 2.

6.3 In the event of a Breach, Buyer shall notify Seller of this fact as soon as possible. As regards a Breach thus notified, the liability of Seller does not cease on account of the lapse of the time period(s) stated in section 6.2 under
(b) and under (c).

The liability of Seller for Breaches shall not exceed the amount of the Purchase Price.

Seller shall only be liable if the Damage resulting from one Breach or non-fulfillment exceeds an amount of NLG 5,000 and/or resulting from several Breaches and-or non-fulfillments exceeds an amount of NLG 50,000. If the Damage exceeds said limit values, Seller shall be liable for the entire amount (therefore not only for amounts which exceed such limit values). Said limit values do not apply in regard of one or several Breaches listed in the warranty in Schedule 2 under number F.4 (debtors); if debtors pay debts to the Company after the period of 5 months mentioned under F.4, such amounts shall be deducted, after discounting the tax effect, from the damage compensation liability of Seller (or, if and insofar as said warranty claim was already exercised vis-a-vis Seller, be paid back by Buyer to Seller, also after discounting the tax effect.

6.4 If a Breach is the consequence of - or bears a connection to - a liability vis-a-vis or a dispute with a third party, Buyer shall take measures in order to reasonably limit such liability, conduct a defense against the claim of the third party or come to a settlement with such third party, whereby it shall take into consideration the reasonable interests of Seller. If the Company is legally required to pay such third party, Seller, at the first request of Buyer, shall reimburse the Company all that which the Company has paid such third party in the matter or is held to pay, as well as all the costs incurred by the Company in the matter, regardless of whether any legal recourse remains available to the Company against the third party.

If and to the extent the liability vis-a-vis, or as the case may be, the dispute with, the third party has not yet been definitively settled, the amount thus paid by Seller shall be deemed an advance payment. If the ultimate outcome of any proceeding against the third party, or any settlement with the third party, as the case may be, leads to a reimbursement by such third party to the Company, Buyer shall procure restitution to Seller of such (returned) amount, after deduction of any further costs of the Company, increased by interest thereon equal to the advance interest rate, as established by De Nederlandsche Bank N.V., plus 2%.

Section 7 - Indemnification

Seller and the Shareholders indemnify Seller and the Company for:

(a) all claims ensuing from obligations of the Company under warranties given by them or suretyships in regard of obligations, or liabilities accepted by them or entailing from the law (whether or not joint and several) for such obligations, which obligations include: tax obligations of third parties (including Seller, the Shareholders and (legal) entities associated with the Shareholders), all of this insofar as no adequate provision has been made for same in the Financial Statements of the Company for 1995;

(b) recourse agreements of third parties (including Seller, the Shareholders and (legal) entities associated with the Shareholders) under obligations incurred in the past by the Company together with these third parties within the meaning of the above under (a), all of this insofar as no adequate provision has been made for same in the Financial Statements of the Company for 1995;

(c) liabilities ensuing from the obligation of the Company to pay the (remaining) debts of volleyball club Kuipers Zwolle as per 31 May 1997 insofar as these exceed on balance an amount of NLG 75,000, all such as provided in
Section 10.5.

The liability of Seller in regard of the above indemnification applies as from the Transfer Date up to five years after the Transfer Date, on the understanding that the liability of Seller does not lapse in regard of obligations and liabilities of which it is notified within the period of five years.

Section 8 - Non-competition clause

8.1 In connection with the purchase and sale of the Shares described in this Agreement, Seller and the Shareholders undertake vis-a-vis Buyer for a period of 5 years as from the Transfer Date, to refrain both directly and indirectly in any form or capacity whatsoever from:

     (a) being involved and/or having an interest in activities which are comparable to or compete with the activities and/or products of the Company, including in any event the purchase and sale, import and export, trade in and distribution of office supplies, office furniture and copying machines;

     (b) employing employees of the Company or otherwise having them carry out activities, (at any time "employees" to be understood to mean: people who work for the Company or worked for the Company less than one year previously);

     (c) undertaking activities in relation to customers of the Company, other than after obtaining written approval from Buyer - which approval shall not be withheld on unreasonable grounds to the extent that it pertains to non-competitive activities (at any time "customers" to be understood to mean:
(legal) entities which purchase goods and/or services from the Company or which purchased goods and/or services from the company less than two years previously).

Participating as a (passive) investor in companies which are listed on the stock exchange is not deemed to constitute a breach of the above-mentioned non-competition clause.

8.2 In the event of a breach of an obligation described in section 8.1, Seller and the Shareholders, each to the extent such pertains to him, shall forfeit to Buyer an immediately payable penalty of NLG 500,000.- (in words: five hundred thousand guilders) per breach, as well as an immediately payable penalty of NLG 50,000.- (in words: fifty-thousand guilders) for every day that the breach continues, without any notice of default or judicial intervention being required and notwithstanding the right of Buyer to demand full compensation of the loss incurred as a consequence of such breach, to the extent such exceeds the amount of the penalty(ies) forfeited.

Section 9 - Confidentiality

Seller and the Shareholders undertake to provide no information in any manner whatsoever to third parties regarding the financial affairs, work method, suppliers, customers or other confidential Company information, unless required to do so on the basis of an applicable statutory obligation.

Section 10 - Other agreements

10.1 Mr A.J. Riezebeek shall be appointed Supervisory Director of the Company for a period of two years after the Resignation Date. Mr A.J. Riezebeek shall fill this position until 31 December 1998.

10.2 As from 1 January 1997, Riezebeek Beheer B.V. shall receive a management fee in the amount of NLG 40,000 gross per annum.

As from the Resignation Date through 31 December 1998, the fee of NLG 40,000 gross per annum shall no longer be paid to Riezebeek Beheer B.V. but to Mr A.J. Riezebeek.

10.3 Seller and the Shareholders shall guarantee that all the debts of Seller, the Shareholders and the companies associated with the Shareholders to the Company as specified in Schedule 3, shall have been paid in full on the Transfer Date.

10.4 Seller, also the owner and lessor of the premises on Burgermeester Roelenweg 13 in Zwolle, known to parties, authorizes the Company, also lessee of the said premises, to sublease the premises to third parties. Any agreements to the contrary between Buyer and the Company in this regard hereby lapse.

10.5 Seller and the Shareholders shall guarantee that the sponsor agreement between the Company and the volleyball club Kuipers Zwolle (hereinafter "Kuipers Zwolle") shall end on 31 May 1997 and that no further obligations shall ensue from this sponsor agreement for the Company for the financial year 1997 or later financial years other than the obligation to pay the (remaining) debts of Kuipers Zwolle as at 31 May 1997. The Company shall pay no more than NLG 75,000 of such (remaining) debts. The remaining amount shall be for the account of Seller and/or the Shareholders.

10.6 The valuation of the stocks of the Company shall be carried out in accordance with the regulation laid down in the memorandum attached to this Agreement as Schedule 4. According to this Schedule, the stocks of the Company as at 31 December 1996 (the "Stocks") shall be counted and valued on 31 December 1996 (the "First Stock Valuation"), which valuation shall subsequently be verified on 30 June 1997 and on 31 December 1997, in accordance with the agreements set forth in Schedule 4.

If and insofar as on the occasion of the verifications on 30
June 1997 and on 31 December 1997, respectively, the Stocks are devalued in comparison with the value determined on the occasion of the First Stock Valuation, an amount equal to the devaluation determined shall be paid by Seller to Buyer after discounting the tax effect.


Section 11 - Security

11.1 The Shareholders are jointly and severally liable for the performance by Seller of its obligations on account of this Agreement. Buyer may only hold the Shareholders accountable for payment of the debts of Seller under this Agreement after (i) it has been determined in court or pursuant to an Agreement of Determination that Seller is under a payment obligation and (ii) Seller, in spite of demands, continues to be in default in regard of such payment obligation.

11.2 To secure the performance of its obligations under this Agreement, Seller shall on the Transfer Date have a bank guaranty drawn up by Rabo Bank Zwolle for the benefit of Buyer in the amount of NLG 3,8 million in accordance with the draft attached to this Agreement as Schedule 5. The bank guaranty shall have a term of fifteen months and two weeks as from the Transfer Date.

Section 12 - Final Provisions
12.1 This Agreement, with the attached schedules, which form an integral part of this Agreement, constitutes the entire agreement between Buyer, Seller and the Shareholders relating to the purchase and sale of the Shares and replaces all prior agreements (both oral and written) and correspondence.

12.2 No independent significance shall be attributed to the captions (headings) above the various provisions of this Agreement and these captions have no influence upon the interpretation of the provisions of this Agreement.

12.3 All notifications pursuant to this Agreement shall be made in writing to the following addresses:

Buyer
     Name :         BT Office Products Europe B.V.
     Address :      Hoogoorddreef 62
                    Postbus 22740
                    1100 DE Amsterdam ZO

     Fax number :   020 - 691 93 69

as long as Buyer does not state another address to Seller.

Seller and the Shareholders
     Name :         A.J. Riezebeek
     Address :      Kuyershuislaan 3c
                    8024 PC Zwolle

as long as Seller and the Shareholders do not state another address in the Netherlands to Buyer.

12.4 Each of the parties to this Agreement shall bear its own expenses.

12.5 All press releases and all other forms of publicity, including any communications to third parties regarding this Agreement and the transactions in connection with it, require the advance approval of Buyer.

12.6 This Agreement is subject to Dutch law.

12.7 All disputes which should arise out of this Agreement, or out of agreements which may entail from same, shall be settled by arbitration in accordance with the Rules of the Netherlands Arbitration Institute in Rotterdam, subject to the right of each party to request a provision in summary proceedings and to take protective action. Arbitrators shall decide pursuant to the rules of law. The place of arbitration shall be Amsterdam.

Thus agreed in Amsterdam on 10 January 1997.


1.
/s/ J.H. Pieterse
-------------------------------
BT Office Products Europe B.V.

/s/ P.A. van Alem
-------------------------------
BT Office Products Europe B.V.


2.

/s/ A.J. Riezebeek
------------------------------
Houdstermaatschappij Riezebeek B.V.

3.a

/s/ A.J. Riezebeek
------------------------------      ------------------------
A.J. Riezebeek                      Reintje Christina Riezebeek-Huisman

                                    (see separate statement)

3.b

/s/ H. Riezebeek
------------------------------      ------------------------
H. Riezebeek                        Debra Lynne Riezebeek-Shriber
                                    (see separate statement)
                                       in evidence of her approval
                                       pursuant to the provisions
                                       in Section 88 Book 1 of
                                       the Dutch Civil Code]

3.c

/s/ M. Riezebeek
------------------------------
M. Riezebeek

On four January nineteen hundred and ninety-seven, appeared before me, Douwe Klein, civil law notary officiating in the district of Zwolle:

Mr MARTIN RIEZEBEEK (holder of passport number E564300), automation expert, residing in Washington DC 2009 (United States of America), 1803 T. Street, apartment B, NW, born in Zwolle, the Netherlands, on twenty-eight July nineteen hundred and sixty-five, single, acting in this matter:
a. for himself;
b. as sole managing director of the private company with limited liability:
RIEZEBEEK HOLDING B.V., with registered offices at 9021 EV Zwolle, Burgemeester Roelenweg 13, and representing the aforementioned company as such in a legal capacity;
c. as well as in any other capacity.

The appearing party declares to grant power of attorney - with the right of substitution - to: his brother, Mr Hans Riezebeek, financial director, residing at 1251 RD Laren, Zevenenderdrift 60, born in Zwolle, on twenty-four May nineteen hundred and sixty, married, and his father, Mr Antonius Jozephus Riezebeek, managing director of a company, domiciled at 8024 PC Zwolle, Kuyerhuislaan 3c, born in Zwolle, on twenty-two May nineteen hundred and thirty, married, to both parties jointly as well as severally, to represent him, the appearing party, in all respects, and to execute all his rights and interests, without exception, in the areas of the law of persons, as well in the areas of property law, law of obligations, law of succession, tax law, procedural law and any other legal area; this power of attorney furthermore authorizing to acquire immovable property and, if necessary, to grant a mortgage for same in accordance with the lender's normal conditions, and to dispose of immovable property or encumber same with a mortgage, to execute acts of ownership and/or disposition, to effect settlements, carry out all general ledger acts, to subject matters for decision to arbitrators, instruct, refer back, accept or take oaths, as well as to prepare tax returns.

The aforementioned appearing party also expressly declares that the summary of these special actions does not purport to exclude any action whatsoever.
The appearing party is known to me, notary.

Whereof record, executed in the original in Zwolle, on the date given in the head of this deed.

After a succinct reading of the contents of this deed to the appearing party, this deed was subsequently signed by the appearing party and by me, notary. M. Riezebeek; D. Klein

FOR TRUE COPY

STATEMENT

The undersigned, Reintje Christina Riezebeek-Huisman, grants her spouse, Antonius Jozephus Riezebeek,pursuant to Section 88, paragraph 1, book 1 of the Dutch Civil Code, permission to jointly and severally bind himself to an amount not exceeding the Purchase Price, as defined in Clause 6.3 of the agreement for purchase and sale of all subscribed shares in the capital of Kuipers Centrum voor Kantoorefficiency B.V. between BT Office Products Nederland B.V. and Houdstermaatschappij Riezebeek Beheer B.V. dated 10 January 1997.

Signed in Zwolle, on 10 January 1997.

/s/ Reintje Christina Riezebeek-Huisman
---------------------------------------
Reintje Christina Riezebeek-Huisman

STATEMENT


The undersigned, Debra Lynne Riezebeek-Shriber, grants her spouse, Hans Riezebeek, pursuant to Section 88, paragraph 1, book 1 of the Dutch Civil Code, permission to jointly and severally bind himself to an amount not exceeding the Purchase Price, as defined in Clause 6.3 of the agreement for purchase and sale of all deposited shares in the capital of Kuipers Centrum voor Kantoorefficiency B.V. between BT Office Products Nederland B.V. and Houdstermaatschappij Riezebeek Beheer B.V., dated 10 January 1997.

Signed in Laren, on 10 January 1997.

/s/ Debra Lynne Riezebeek-Shriber
---------------------------------
Debra Lynne Riezebeek-Shriber

I, Cornelis Maria Arnoldus Engels, sworn translator for the English language, residing at Blaricummerstraat 139A, Huizen, do solemnly and sincerely declare that the English text is a full, true and faithful translation made by me of the document hereunto annexed which was submitted to me for translation, in testimony whereof I have hereunto set my hand this 24th day of January, 1997.

TRANSCRIPT
of the Deed containing transfer of shares in:

Kuipers Centrum voor Kantoorefficiency B.V.
having its registered offices in Zwolle,

executed in the presence of a deputy of Gerbrand Willem Christiaan Visser, civil law notary in the district of Amsterdam.


Deed of 10 January 1997.

TRANSFER OF SHARES IN KUIPERS CENTRUM VOOR KANTOOREFFICIENCY B.V.



     On ten January nineteen hundred and ninety-seven appeared before me, Rudolf van Bork, deputy civil law notary, residing at Amstelveen, hereinafter referred to as: notary, deputizing for Gerbrand Willem Christiaan Visser, civil law notary at Amsterdam:

1.   Mr Antonius Josephus Riezebeek, managing director, residing at 8024
PC Zwolle, Kuyerhuislaan 3c, born in Zwolle, on twenty-two May nineteen hundred and thirty, married, identified by his driver's license, number 0065485078, acting in this matter in his capacity as sole managing director of:
     a.   the private limited liability company:  Houdstermaatschappij
Riezebeek B.V., having its registered office in Zwolle, with its principal place of business in 8021 EV Zwolle, Burgemeester Roelenweg 13, - Houdstermaatschappij Riezebeek B.V. hereinafter referred to as: "Seller";
     b. the private limited liability company: Riezebeek Beheer B.V., having its registered office in Zwolle, with its principal place of business in 8021 EV Zwolle, Burgemeester Roelenweg 13, which company is herein acting in its capacity as sole managing director of the private limited liability company:
          Kuipers Centrum voor Kantoorefficiency B.V., having its registered office in Zwolle, with its principal place of business in 8021 EV Zwolle, Roelenweg 13,
          - Kuipers  Centrum voor  Kantoorefficiency  B.V.
hereinafter  referred  to as:  "the  Company";  and

2.   a.   Mr  Johannes  Hendrik Pieterse,  managing  director,  residing at
          3723 DS Bilthoven, Ten Katelaan 18, born in Amsterdam on one September nineteen hundred and fifty-one, married, identified by his passport, number 000223C, and
     b.   Mr Petrus Christianus van Alem, managing director, residing at 9761
          JZ Eelde, Kooistukken 33, born in Nijmegen on one April nineteen hundred and fifty-two, married, identified by his passport, number M745235, acting in this matter in their capacity as directors with joint power of representation of the private limited liability company: BT Office Products Nederland B.V., having its registered office in Amsterdam, with its principal place of business at 1101 BE Amsterdam Zuidoost, Hoogoorddreef 62, - BT Office Products Nederland B.V. hereinafter referred to as: "Buyer".

THE APPEARING PARTIES HAVE STATED THAT SELLER AND BUYER HAVE AGREED AS
FOLLOWS:

WHEREAS:
 - Seller and Buyer on the date hereof entered into an agreement - hereinafter referred to as: the "Purchase Agreement" regarding the sale and transfer of three thousand (3,000) shares in the Company, each for an amount of one hundred Dutch guilders (NLG 100), numbered 1 through 3,000, hereinafter referred to as: the "Shares", by Seller to Buyer;
- in execution of the provision under Clause 2 paragraph 2 of the Purchase Agreement, Seller shall hereby transfer to Buyer the Shares, such subject to the provisions set forth below.

Transfer. Purchase Price.
Clause 1.
Seller hereby transfers to Buyer, who hereby accepts from Seller: the Shares. Buyer has paid the purchase price to Seller, for which Seller discharges Buyer. Representation.
Clause 2.
Seller obtained the Shares pursuant to the transfer by title of contribution by deed on thirty-one March nineteen hundred and ninety-six, executed before
D. Klein, civil law notary in Zwolle, which legal transaction was acknowledged by the Company.
Blocking Clause.
Clause 3.
The blocking clause (offer regulation) as meant in Clause 8 of the Articles of the Company have no effect as Seller is the sole shareholder of the Company. Costs.
Clause 4.
The costs of this Agreement shall be for the account of Buyer.
THE APPEARING PARTY UNDER 1 FINALLY STATED ON BEHALF OF THE COMPANY to acknowledge the aforementioned transfer of the Shares and to make a note of same in the shareholders register of the Company. The appearing parties are known to me, notary.

THUS RECORDED,
     executed in the original in Amsterdam, on the date stated in the head of this Deed. Before commencing with a reading, the contents hereof were stated succinctly to the appearing parties. They unanimously stated to have taken cognizance of the contents of this deed and not to desire a full reading of same. Immediately after a limited reading,this deed was signed by the appearing parties and by me, notary.
(signed A.J. Riezebeek; J.H. Pieterse;P.C. van Alem, R. van Bork).


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